CONSULTING GROUP CAPITAL MARKETS FUNDS
10F-3 REPORT
November 1, 1998 through January 31, 1999


			Trade								% of
Issuer			Date		Selling Dealer		Shares
	Price	Issue

Scottish Annuity		11/23/98		Prudential Securities
	55,900		$15.00	0.33%
     & Life Holdings

Bindview Development	12/3/98		Robertson, Stephens
	15,200		 21.00	0.51

P.F. Chang's China Bistro	12/3/98		DLJ			3,200
	 12.00	0.09

Select Comfort		12/3/98		Hambrecht & Quist	8,200
	17.00	0.21